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                                                                    Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Nationwide Electric, Inc. on Form S-1 of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement of The Allison Company on Form S-1 of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement of the consolidated financial statements of Henderson Electric Co., Inc. and Subsidiaries on Form S-1 of our report dated June 12, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 16, 1998